Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal Second Quarter 2023 Financial Results

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Record Sales of $316 Million
•
Record Electric and Hybrid Vehicle Application Sales
•
Record Industrial Segment Sales of $104 Million
•
$20 Million in Share Buybacks

Chicago, IL – December 1, 2022 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the second quarter of fiscal 2023 ended October 29, 2022.

Fiscal Second Quarter 2023 Highlights

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Net sales were a record $315.9 million, of which electric and hybrid vehicle applications were 20 percent
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Record Industrial segment net sales of $103.8 million
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Net income was $27.6 million, or $0.75 per diluted share
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Company purchased 508,179 shares of its common stock for $19.7 million

Consolidated Fiscal Second Quarter 2023 Financial Results

Methode's net sales were $315.9 million, up 6.9% compared to $295.5 million in the same quarter of fiscal 2022. The fiscal 2023 second quarter’s net sales included $5.8 million of material spot buy and premium freight cost recovery compared to $4.4 million in the prior year quarter and an unfavorable foreign currency impact of $22.2 million. Excluding the cost recovery and the foreign currency impacts, net sales were up 14.2% compared to the same quarter of fiscal 2022. The increase was mainly the result of record sales in the Industrial segment driven by power distribution solutions for data centers and electric vehicles and by lighting solutions for commercial vehicles. Net sales in the second quarter benefited from sales recoveries resulting from the COVID-19 lockdowns in China in the first quarter of fiscal 2023.

Income from operations was $32.8 million or 10.4% of net sales, compared to $33.2 million or 11.2% of net sales in the same quarter of fiscal 2022. The decrease was primarily due to higher selling and administrative expenses related to compensation. The fiscal 2023 second quarter’s income from operations included an unfavorable foreign currency impact of $3.8 million.

Income tax expense was $5.8 million, compared to $5.5 million in the same quarter of fiscal 2022. The effective tax rate was 17.4%, compared to 16.7% in the same quarter of fiscal 2022.

Net income was $27.6 million or $0.75 per diluted share, compared to $27.5 million or $0.72 per diluted share in the same quarter of fiscal 2022. The fiscal 2023 second quarter’s net income included an unfavorable foreign currency impact of $3.4 million, or $0.09 per diluted share.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $46.1 million, compared to $47.4 million in the same quarter of fiscal 2022.

Debt was $204.0 million at the end of the quarter, compared to $210.5 million at the end of fiscal 2022. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $74.4 million, compared to $38.5 million at the end of fiscal 2022.

Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was $7.0 million, compared to $21.6 million in the same quarter of fiscal 2022. The decrease was mainly due to higher accounts receivable, reflecting the record net sales, and higher capital expenditures.

As previously announced on June 16, 2022, the board of directors authorized the purchase of an additional $100 million of the company’s outstanding common stock to the authorization from March 2021, bringing the total program authorization to $200 million. The company purchased and retired 508,179 shares of stock for $19.7 million in the quarter. As of October 29, 2022, a total of 2,418,953 shares have been purchased at a total cost of $102.8 million since the commencement of the share buyback program.

Segment Fiscal Second Quarter 2023 Financial Results

Comparing the Automotive segment's quarter to the same quarter of fiscal 2022,

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Net sales were $196.9 million, up $0.9 million or 0.5% from $196.0 million. The segment net sales were positively impacted by $2.2 million of material spot buy and premium freight cost recovery compared to $3.9 million in the prior year quarter but were negatively impacted by $13.2 million from unfavorable foreign currency translation. Net of the cost recovery and foreign currency translation, net sales increased by $15.8 million or 8.2% driven by strength in Europe and Asia.
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Income from operations was $23.4 million, down $0.2 million or 0.8% from $23.6 million primarily due to unfavorable foreign currency translation of $1.6 million. Net of the foreign currency translation, income from operations increased $1.4 million. Income from operations was 11.9% of net sales, down from 12.0%.

Comparing the Industrial segment's quarter to the same quarter of fiscal 2022,

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Net sales were a record $103.8 million, up $23.1 million or 28.6% from $80.7 million. The segment net sales were positively impacted by $2.5 million of material spot buy and premium freight cost recovery compared to $0.1 million in the prior year quarter but were negatively impacted by $9.0 million from unfavorable foreign currency translation. Net of the cost recovery and foreign currency translation, net sales increased by $29.7 million or 36.8% driven by power distribution solutions for data centers and electric vehicles and by lighting solutions for commercial vehicles.
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Income from operations was $25.0 million, up $6.2 million or 33.0% from $18.8 million primarily due to higher sales volume, partially offset by unfavorable foreign currency translation of $2.1 million. Income from operations was 24.1% of net sales, up from 23.3%.

Comparing the Interface segment's quarter to the same quarter of fiscal 2022,

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Net sales were $14.1 million, down $3.9 million from $18.0 million. The decrease was primarily due to lower demand in the appliance market.
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Income from operations was $1.6 million, down $2.8 million from $4.4 million mainly due to the lower net sales. Income from operations was 11.3% of net sales, down from 24.4%.

Comparing the Medical segment's quarter to the same quarter of fiscal 2022,

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Net sales were $1.1 million, up $0.3 million from $0.8 million due to higher product acceptance.
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Loss from operations was $1.4 million, compared to a loss of $1.8 million mainly due to higher net sales.

Fiscal 2023 Full Year Guidance

For the fiscal year 2023, the company updated its expectations for net sales to be in the range of $1,170 to $1,200 million, revised from the prior $1,160 - $1,210 million, and for diluted earnings per share to be in a range of $2.70 to $2.90, revised from the prior $2.70 - $3.10.

This guidance is subject to change due to a variety of factors including the ongoing semiconductor shortages, other supply chain disruptions, inflation, economic instability in Europe, both short and long-term supply chain rationalization, successful cost recovery actions, restructuring efforts and the ongoing impact from the COVID-19 pandemic.

Management Comments

President and Chief Executive Officer Donald W. Duda said, “Methode delivered strong sales in the quarter driven by our strategic efforts in power and lighting solutions. While our cost recovery actions are gaining traction, material cost inflation continues to challenge our margin expansion efforts. Despite the challenge, Methode delivered sequential earnings improvement over the first quarter and booked another strong quarter of EV program awards."

Mr. Duda added, "Due to the ongoing inflationary cost environment, geopolitical risks, semiconductor shortages, and now an increased foreign currency headwind, additional uncertainty has been infused into our near-term outlook. As a result, we lowered the high end of our earnings guidance range for fiscal 2023. Despite these challenges, Methode is expecting another record year for sales and continued growth in EV applications."

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Ronald L. G. Tsoumas, today at 10:00 a.m. CST.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through December 15, 2022, by dialing 877-481-4010 and providing passcode 47058. A webcast replay will also be available through the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, consumer appliance, and medical devices. Our business is managed on a segment basis, with those segments being Automotive, Industrial, Interface and Medical.

Forward-Looking Statements

This news release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this news release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: 1) Dependence on our supply chain, including semiconductor suppliers; 2) Impact from pandemics, such as the COVID-19 pandemic; 3) Dependence on the automotive and commercial vehicle industries; 4) Impact from inflation; 5) Dependence on a small number of large customers, including one large automotive customer; 6) Dependence on the availability and price of materials; 7) Risks related to conducting global operations; 8) Ability to withstand pricing pressures, including price reductions; 9) Currency fluctuations; 10) Timing and magnitude of costs associated with restructuring activities; 11) Failure to attract and retain qualified personnel; 12) Recognition of goodwill and other intangible asset impairment charges; 13) Timing, quality and cost of new program launches; 14) International trade disputes resulting in tariffs and our ability to mitigate tariffs; 15) Adjustments to compensation expense for performance-based awards; 16) Investment in programs prior to the recognition of revenue; 17) Ability to compete effectively; 18) Impact from production delays or cancelled orders; 19) Ability to withstand business interruptions; 20) Ability to keep pace with rapid technological changes; 21) Breaches to our information technology systems; 22) Ability to avoid design or manufacturing defects; 23) Ability to manage our debt levels and any restrictions thereunder; 24) Income tax rate fluctuations; 25) Ability to protect our intellectual property; 26) Ability to successfully benefit from acquisitions and divestitures; 27) Impact from climate change and related regulations; 28) Judgments related to accounting for tax positions; and 29) Costs associated with environmental, health and safety regulations.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses certain non-GAAP financial measures, such as EBITDA, Net Debt, and Free Cash Flow. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Management believes EBITDA is useful to investors as it is a measure that is commonly used by other companies in our industry and provides a comparison for investors to the company’s performance versus its competitors. Management believes Net Debt is a meaningful measure to investors because management assesses the company’s leverage position after considering available cash that could be used to repay outstanding debt. Management believes Free Cash Flow is a meaningful measure to investors because management reviews cash flows generated from operations after taking into consideration capital expenditures, which are both necessary to maintain the company’s asset base and which are expected to generate future cash flows from operations. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per-share data)

	Three Months Ended		Six Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Net sales	$315.9	$295.5	$598.3	$583.3

Cost of products sold	241.8	226.3	462.4	442.4

Gross profit	74.1	69.2	135.9	140.9

Selling and administrative expenses	36.6	31.2	71.9	64.0
Amortization of intangibles	4.7	4.8	9.4	9.6

Income from operations	32.8	33.2	54.6	67.3

Interest expense, net	0.5	1.1	0.5	2.2
Other income, net	(1.1)	(0.9)	(5.2)	(2.7)

Income before income taxes	33.4	33.0	59.3	67.8

Income tax expense	5.8	5.5	10.2	11.2

Net income	$27.6	$27.5	$49.1	$56.6

Basic and diluted income per share:
Basic	$0.76	$0.73	$1.35	$1.50
Diluted	$0.75	$0.72	$1.33	$1.48

Cash dividends per share	$0.14	$0.14	$0.28	$0.28

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	October 29, 2022	April 30, 2022
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$129.6	$172.0
Accounts receivable, net	312.8	273.3
Inventories	172.5	158.5
Income tax receivable	8.2	8.3
Prepaid expenses and other current assets	35.3	16.9
Total current assets	658.4	629.0
Long-term assets:
Property, plant and equipment, net	189.6	197.0
Goodwill	231.0	233.0
Other intangible assets, net	196.7	207.7
Operating lease right-of-use assets, net	24.2	20.0
Deferred tax assets	35.4	36.8
Pre-production costs	27.0	27.2
Other long-term assets	32.0	38.4
Total long-term assets	735.9	760.1
Total assets	$1,394.3	$1,389.1

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$124.5	$108.5
Accrued employee liabilities	29.9	30.0
Other accrued liabilities	31.0	24.5
Short-term operating lease liabilities	6.3	6.0
Short-term debt	13.0	13.0
Income tax payable	8.3	6.6
Total current liabilities	213.0	188.6
Long-term liabilities:
Long-term debt	191.0	197.5
Long-term operating lease liabilities	19.0	14.8
Long-term income tax payable	16.7	22.1
Other long-term liabilities	15.4	14.0
Deferred tax liabilities	40.4	38.3
Total long-term liabilities	282.5	286.7
Total liabilities	495.5	475.3
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 37,505,633 shares and 38,276,968 shares issued as of October 29, 2022 and April 30, 2022, respectively	18.7	19.2
Additional paid-in capital	174.7	169.0
Accumulated other comprehensive loss	(54.3)	(26.8)
Treasury stock, 1,346,624 shares as of October 29, 2022 and April 30, 2022	(11.5)	(11.5)
Retained earnings	771.2	763.9
Total shareholders' equity	898.8	913.8
Total liabilities and shareholders' equity	$1,394.3	$1,389.1

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in millions)

	Six Months Ended
	October 29, 2022	October 30, 2021
Operating activities:
Net income	$49.1	$56.6
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	24.5	25.9
Stock-based compensation expense	6.7	6.6
Change in cash surrender value of life insurance	(0.2)	(0.6)
Amortization of debt issuance costs	0.3	0.3
Loss (gain) on sale of property, plant and equipment	0.1	(0.4)
Impairment of long-lived assets	0.4	—
Change in deferred income taxes	1.0	0.1
Other	0.2	0.1
Changes in operating assets and liabilities:
Accounts receivable	(50.6)	(0.9)
Inventories	(19.5)	(25.8)
Prepaid expenses and other assets	(15.7)	(10.5)
Accounts payable	21.5	(1.3)
Other liabilities	10.3	(13.4)
Net cash provided by operating activities	28.1	36.7

Investing activities:
Purchases of property, plant and equipment	(18.0)	(21.3)
Sale of property, plant and equipment	3.5	0.6
Net cash used in investing activities	(14.5)	(20.7)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.5)	(0.3)
Repayments of finance leases	(0.2)	(0.3)
Proceeds from exercise of stock options	—	0.5
Purchases of common stock	(31.6)	(42.5)
Cash dividends	(9.9)	(10.3)
Repayments of borrowings	(6.5)	(16.8)
Net cash used in financing activities	(48.7)	(69.7)
Effect of foreign currency exchange rate changes on cash and cash equivalents	(7.3)	(2.3)
Decrease in cash and cash equivalents	(42.4)	(56.0)
Cash and cash equivalents at beginning of the period	172.0	233.2
Cash and cash equivalents at end of the period	$129.6	$177.2

Supplemental cash flow information:
Cash paid during the period for:
Interest	$1.4	$1.8
Income taxes, net of refunds	$12.5	$19.9
Operating lease obligations	$4.0	$4.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

(in millions)

	Three Months Ended		Six Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
EBITDA:
Net income	$27.6	$27.5	$49.1	$56.6
Income tax expense	5.8	5.5	10.2	11.2
Interest expense, net	0.5	1.1	0.5	2.2
Amortization of intangibles	4.7	4.8	9.4	9.6
Depreciation	7.5	8.5	15.1	16.3
EBITDA	$46.1	$47.4	$84.3	$95.9

	Three Months Ended		Six Months Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021
Free Cash Flow:
Net cash provided by operating activities	$15.4	$27.0	$28.1	$36.7
Purchases of property, plant and equipment	(8.4)	(5.4)	(18.0)	(21.3)
Free cash flow	$7.0	$21.6	$10.1	$15.4

	October 29, 2022	April 30, 2022
Net Debt:
Short-term debt	$13.0	$13.0
Long-term debt	191.0	197.5
Total debt	204.0	210.5
Less: cash and cash equivalents	(129.6)	(172.0)
Net debt	$74.4	$38.5